Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports First Quarter Results

Terre Haute, Indiana, April 30, 2024 – First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2024.

●	Net income was $10.9 million compared to the $16.0 million reported for the same period of 2023;
●	Diluted net income per common share of $0.93 compared to $1.33 for the same period of 2023;
●	Return on average assets was 0.91% compared to 1.32% for the three months ended March 31, 2023;
●	Credit loss provision was $1.8 million compared to provision of $1.8 million for the first quarter 2023; and
●	Pre-tax, pre-provision net income was $14.9 million compared to $21.4 million for the same period in 2023.[1]

1 Non-GAAP financial measure that Management believes is useful for investors and management to understand pre-tax profitability before giving effect to credit loss expense and to provide additional perspective on the Corporation’s performance over time as well as comparison to the Corporation’s peers and evaluating the financial results of the Corporation – please refer to the Non GAAP reconciliations contained in this release.

Average Total Loans

Average total loans for the first quarter of 2024 were $3.18 billion versus $3.07 billion for the comparable period in 2023, an increase of $111 million or 3.63%. On a linked quarter basis, average loans increased $47 million or 1.50% from $3.13 billion as of December 31, 2023.

Total Loans Outstanding

Total loans outstanding as of March 31, 2024, were $3.19 billion compared to $3.08 billion as of March 31, 2023, an increase of $112 million or 3.63%, primarily driven by increases in Commercial Real Estate and Consumer Auto loans. On a linked quarter basis, total loans increased $24.2 million or 0.76% from $3.17 billion as of December 31, 2023.

“We are pleased with our first quarter results, as we experienced another quarter of solid loan growth,” said Norman D. Lowery, President and Chief Executive Officer. “Our balance sheet is strong, our asset quality is stable, and our capital levels remain strong.”

Average Total Deposits

Average total deposits for the quarter ended March 31, 2024, were $4.05 billion versus $4.25 billion as of March 31, 2023.

Total Deposits

Total deposits were $4.11 billion as of March 31, 2024, compared to $4.17 billion as of March 31, 2023. On a linked quarter basis, total deposits increased $15.0 million, or 0.37% from $4.09 billion. Non-interest bearing deposits were $738 million and time deposits were $581 million as of March 31, 2024.

Shareholders’ Equity

Shareholders’ equity at March 31, 2024, was $520.8 million compared to $505.5 million on March 31, 2023. During the last twelve months, the Corporation has repurchased 311,360 shares of its common stock. There were no shares repurchased during the quarter. 518,860 shares remain available for repurchase under the current repurchase authorization. During the quarter, the Corporation paid a $0.45 per share quarterly dividend and declared a $0.45 quarterly dividend payable April 15, 2024.

Book Value Per Share

Book Value per share was $44.08 as of March 31, 2024, compared to $41.89 as of March 31, 2023, an increase of $2.19 per share or 5.22%. Tangible Book Value per share was $36.26 as of March 31, 2024, compared to $34.16 as of March 31, 2023, an increase of $2.10 per share or 6.15%.

Tangible Common Equity to Tangible Asset Ratio

The Corporation’s tangible common equity to tangible asset ratio was 9.00% at March 31, 2024, compared to 8.63% at March 31, 2023.

Net Interest Income

Net interest income for the first quarter of 2024 was $38.9 million, compared to $44.3 million reported for the same period of 2023. Interest income increased $4.7 million and interest expense increased $10.1 million year over year.

Net Interest Margin

The net interest margin for the quarter ended March 31, 2024, was 3.53% compared to the 3.96% reported at March 31, 2023.

Nonperforming Loans

Nonperforming loans as of March 31, 2024, were $24.3 million versus $12.1 million as of March 31, 2023. The ratio of nonperforming loans to total loans and leases was 0.76% as of March 31, 2024, versus 0.39% as of March 31, 2023. The increase was driven primarily by the addition of one credit placed on non-accrual in fourth quarter 2023.

Credit Loss Provision

The provision for credit losses for the three months ended March 31, 2024, was $1.8 million, unchanged from the first quarter 2023.

Net Charge-Offs

In the first quarter of 2024 net charge-offs were $1.5 million compared to $2.0 million in the same period of 2023.

Allowance for Credit Losses

The Corporation’s allowance for credit losses as of March 31, 2024, was $40.0 million compared to $39.6 million as of March 31, 2023. The allowance for credit losses as a percent of total loans was 1.25% as of March 31, 2024, compared to 1.29% as of March 31, 2023. On a linked quarter basis, the allowance for credit losses as a percent of total loans decreased 1 basis point from 1.26% as of December 31, 2023.

Non-Interest Income

Non-interest income for the three months ended March 31, 2024 was $9.4 million unchanged from the first quarter 2023.

Non-Interest Expense

Non-interest expense for the three months ended March 31, 2024, was $33.4 million compared to $32.3 million in 2023, an increase of 3.4% reflective of our history of strong expense control.

Efficiency Ratio

The Corporation’s efficiency ratio was 67.21% for the quarter ending March 31, 2024, versus 58.73% for the same period in 2023.

Income Taxes

Income tax expense for the three months ended March 31, 2024, was $2.2 million versus $3.6 million for the same period in 2023. The effective tax rate for 2024 was 16.79% compared to 18.42% for 2023.

About First Financial Corporation

First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. First Financial Bank N.A., the fifth oldest national bank in the United States, operates 70 banking centers in Illinois, Indiana, Kentucky and Tennessee. Additional information is available at www.first-online.bank.

Investor Contact:

Rodger A. McHargue

Chief Financial Officer

P: 812-238-6334

E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
END OF PERIOD BALANCES
Assets	$4,852,615	$4,851,146	$4,866,821
Deposits	$4,105,103	$4,090,068	$4,165,398
Loans, including net deferred loan costs	$3,191,983	$3,167,821	$3,080,044
Allowance for Credit Losses	$40,045	$39,767	$39,620
Total Equity	$520,766	$527,976	$505,499
Tangible Common Equity (a)	$428,430	$435,405	$412,118

AVERAGE BALANCES
Total Assets	$4,804,364	$4,725,297	$4,851,484
Earning Assets	$4,566,461	$4,485,766	$4,613,126
Investments	$1,308,322	$1,279,821	$1,407,944
Loans	$3,180,147	$3,133,267	$3,068,716
Total Deposits	$4,045,838	$4,050,968	$4,252,161
Interest-Bearing Deposits	$3,326,090	$3,291,931	$3,407,590
Interest-Bearing Liabilities	$221,425	$206,778	$96,160
Total Equity	$522,720	$463,004	$487,834

INCOME STATEMENT DATA
Net Interest Income	$38,920	$39,590	$44,335
Net Interest Income Fully Tax Equivalent (b)	$40,297	$40,942	$45,654
Provision for Credit Losses	$1,800	$2,495	$1,800
Non-interest Income	$9,431	$11,247	$9,375
Non-interest Expense	$33,422	$34,244	$32,321
Net Income	$10,924	$12,420	$15,980

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.93	$1.06	$1.33
Cash Dividends Declared Per Common Share	$0.45	$0.45	$—
Book Value Per Common Share	$44.08	$44.76	$41.89
Tangible Book Value Per Common Share (c)	$36.26	$31.47	$34.16
Basic Weighted Average Common Shares Outstanding	11,803	11,772	12,058

(a)Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder’s equity.
(b)Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c)Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder’s equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Return on average assets	0.91%	1.05%	1.32%
Return on average common shareholder's equity	8.36%	10.73%	13.10%
Efficiency ratio	67.21%	65.62%	58.73%
Average equity to average assets	10.88%	9.80%	10.06%
Net interest margin (a)	3.53%	3.63%	3.96%
Net charge-offs to average loans and leases	0.19%	0.22%	0.26%
Credit loss reserve to loans and leases	1.25%	1.26%	1.29%
Credit loss reserve to nonperforming loans	165.12%	161.94%	328.06%
Nonperforming loans to loans and leases	0.76%	0.78%	0.39%
Tier 1 leverage	12.02%	12.14%	11.30%
Risk-based capital - Tier 1	14.69%	14.76%	14.27%

(a)	Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Accruing loans and leases past due 30-89 days	$17,937	$20,168	$18,934
Accruing loans and leases past due 90 days or more	$1,395	$960	$1,157
Nonaccrual loans and leases	$22,857	$23,596	$10,920
Other real estate owned	$167	$107	$336
Nonperforming loans and other real estate owned	$24,419	$24,663	$12,413
Total nonperforming assets	$27,307	$27,665	$15,327
Gross charge-offs	$3,192	$3,976	$4,376
Recoveries	$1,670	$2,213	$2,417
Net charge-offs/(recoveries)	$1,522	$1,763	$1,959

Non-GAAP Reconciliations	Three Months Ended March 31,
	2024	2023
($in thousands, except EPS)
Income before Income Taxes	$13,129	$19,589
Provision for credit losses	1,800	1,800
Provision for unfunded commitments	—	—
Pre-tax, Pre-provision Income	$14,929	$21,389

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	March 31,	December 31,
	2024	2023

	(unaudited)
ASSETS
Cash and due from banks	$69,231	$76,759
Federal funds sold	—	282
Securities available-for-sale	1,218,287	1,259,137
Loans:
Commercial	1,816,854	1,817,526
Residential	710,496	695,788
Consumer	657,299	646,758
	3,184,649	3,160,072
(Less) plus:
Net deferred loan costs	7,334	7,749
Allowance for credit losses	(40,045)	(39,767)
	3,151,938	3,128,054
Restricted stock	15,371	15,364
Accrued interest receivable	23,851	24,877
Premises and equipment, net	66,830	67,286
Bank-owned life insurance	114,683	114,122
Goodwill	86,985	86,985
Other intangible assets	5,351	5,586
Other real estate owned	167	107
Other assets	99,921	72,587
TOTAL ASSETS	$4,852,615	$4,851,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$738,478	$750,335
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	109,228	92,921
Other interest-bearing deposits	3,257,397	3,246,812
	4,105,103	4,090,068
Short-term borrowings	88,873	67,221
FHLB advances	58,576	108,577
Other liabilities	79,297	57,304
TOTAL LIABILITIES	4,331,849	4,323,170

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,165,023 in 2024 and 16,137,220 in 2023
Outstanding shares-11,814,093 in 2024 and 11,795,024 in 2023	2,015	2,014
Additional paid-in capital	144,391	144,152
Retained earnings	667,675	663,726
Accumulated other comprehensive income/(loss)	(138,110)	(127,087)
Less: Treasury shares at cost-4,350,930 in 2024 and 4,342,196 in 2023	(155,205)	(154,829)
TOTAL SHAREHOLDERS’ EQUITY	520,766	527,976
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,852,615	$4,851,146

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023

INTEREST INCOME:
Loans, including related fees	$50,052	$44,595
Securities:
Taxable	5,931	6,236
Tax-exempt	2,603	2,598
Other	817	1,271
TOTAL INTEREST INCOME	59,403	54,700
INTEREST EXPENSE:
Deposits	17,731	9,527
Short-term borrowings	976	808
Other borrowings	1,776	30
TOTAL INTEREST EXPENSE	20,483	10,365
NET INTEREST INCOME	38,920	44,335
Provision for credit losses	1,800	1,800
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	37,120	42,535
NON-INTEREST INCOME:
Trust and financial services	1,333	1,317
Service charges and fees on deposit accounts	6,708	6,818
Other service charges and fees	223	204
Securities gains (losses), net	—	—
Interchange income	179	47
Loan servicing fees	269	285
Gain on sales of mortgage loans	176	180
Other	543	524
TOTAL NON-INTEREST INCOME	9,431	9,375
NON-INTEREST EXPENSE:
Salaries and employee benefits	17,330	17,158
Occupancy expense	2,359	2,599
Equipment expense	4,144	3,299
FDIC Expense	662	787
Other	8,927	8,478
TOTAL NON-INTEREST EXPENSE	33,422	32,321
INCOME BEFORE INCOME TAXES	13,129	19,589
Provision for income taxes	2,205	3,609
NET INCOME	10,924	15,980
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	(11,096)	14,238
Change in funded status of post retirement benefits, net of taxes	73	147
COMPREHENSIVE INCOME (LOSS)	$(99)	$30,365
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.93	$1.33
Weighted average number of shares outstanding (in thousands)	11,803	12,058